Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

H.B. Fuller Company:

We consent to the use of our report dated January 24, 2020, with respect to the consolidated balance sheets of H.B. Fuller Company and subsidiaries as of November 30, 2019 and December 1, 2018, and the related consolidated statements of income, comprehensive income, total equity, and cash flows for each of the years in the three-year period ended November 30, 2019, and the effectiveness of internal control over financial reporting as of November 30, 2019, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Minneapolis, Minnesota

January 24, 2020